SHARE EXCHANGE AGREEMENT
                                 BY AND AMONG
                  CORPORATE DEVELOPMENT AND INNOVATION INC.,
               THE MILLENNIUM BUSINESS GROUP USA, INC.
                                 AND
THE INDIVIDUAL SHAREHOLDERS OF THE MILLENNIUM BUSINESS GROUP USA , INC.

This Agreement is entered into as of the day of March 2003 by and among Corporate Development and Innovation Inc., a Washington corporation ("CDI"), The Millennium Business Group USA, Inc., a
Nevada corporation ("MBG") and the individual shareholders of MBG
(the "Shareholders").  CDI, MBG and the Shareholders are referred to collectively herein as the "Parties";
WHEREAS, MBG is a company duly incorporated in the State of Nevada, and is in good standing;
WHEREAS, CDI is a company duly incorporated in the State of Washington, is in good standing and is a fully reporting company under the Securities Exchange Act of 1934;
WHEREAS, MBG and the Shareholders have agreed to a share exchange with CDI whereby the Shareholders will receive shares of CDI in exchange for their shares of MBG (the "Exchange") and MBG will become a wholly owned subsidiary of CDI, all according to the terms of the Letter Agreement dated as March 8, 2003 between CDI and MBG and Schedule A and the Exhibits attached thereto (collectively the
                        "Letter Agreement");
NOW, THEREFORE, in consideration of the mutual promises made herein, and in consideration of the representations, warranties, and covenants herein, the Parties agree as follows:
                            1.Definitions.
"Accredited Investor" has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended ("Securities Act") as follows:
               An individual having a net worth or a combined net worth with a spouse at the time of purchase in excess of $1,000,000.
               An individual whose net income was in excess of $200,000 in each of the two most recent years, or whose joint income with a spouse was in excess of $300,000 in each of those years, and who reasonably expects his net income to reach such level in the current year.
               A corporation, partnership, Massachusetts or similar business trust, or organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (tax exempt organization), not formed for the specific purpose of acquiring the Securities, having total assets in excess of $5,000,000.
               A bank, savings and loan association or other similar institution (as defined in Sections 3(a)(2) and 3(a)(5)(A) of the 1933 Act).
               An insurance company (as defined in Section 213 of the 1933 Act).
               An investment company registered under the Investment Company Act of 1940 (the "Investment Company Act").
               A business development company (as defined in Section 2(a) (48) of the Investment Company Act) or a private business development company (as defined in Section 202(a)
          (22) of the Investment Advisers Act of 1940)
               A Small Business Investment Company licensed by the
          U.S. Small Business Administration under Sections 301(c) or (d) of the Small Business Investment Act of 1958.
               A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.
               A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, which plan has total assets in excess of $5,000,000.
               An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), if the investment decision is made by a "plan fiduciary" as defined in section 3 (21) of ERISA, which is either a bank, savings and loan association, insurance company or registered investment adviser.
               An employee benefit plan within the meaning of ERISA having total assets in excess of $5,000,000.
               A self-directed employee benefit plan within the meaning of ERISA, with investment decisions made solely by persons who are accredited investors as defined in Rule 501(a) of Regulation D.
               A trust with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the Securities offered hereby, whose purchase is directed by a sophisticated person (i.e., a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Securities).
               Any entity in which all of the equity owners are accredited investors.
"CDI Common Stock" means the common stock of CDI to be issued to be issued pursuant to this Agreement,
           "MBG A Shares"  means the Common A shares of MBG
           "MBG B Shares"  means the Common B shares of MBG
       "SEC" means the U.S. Securities and Exchange Commission.
 "Voting Preferred Stock" means the Voting Preferred Stock of CDI to be issued to certain Shareholders pursuant to this Agreement.
This stock shall have super voting rights equal to 20 votes per share. This stock shall also be convertible into 2 shares of CDI common stock at any time up to five years after issuance. "Warrant" means the warrants to be issued to certain Shareholders pursuant to this Agreement. The warrants shall be exercisable one year after issuance and shall have an exercise price of $0.05 per share.
                        16.Basic Transaction.
                           The Exchange.
Subject to the terms and conditions of this Agreement and the Letter Agreement, the terms of which are hereby incorporated herein by reference, the Shareholders will exchange their MBG shares for CDI Common Stock (the "Exchange") as follows: The holders of the 2,080,000 MBG A Shares will be receive 2,080,000 shares of CDI
Common Stock (on a one for one basis) and 500,000 shares of CDI
Voting Preferred Stock (on a pro-rata basis). The holders of the 1,938,000 MBG B Shares will receive 1,938,000 shares of CDI Common Stock (on a one for one basis) and 1,938,000 Warrants (on a one for one basis). As a result, MBG shall become a wholly owned subsidiary of CDI. However, until Edwin Lao receives US$85,000 from certain MBG
A Shareholders, all MBG A Shareholders hereby grant to Edwin Lao a voting proxy over their Voting Preferred Stock. Upon receipt of the
        US$85,000, Edwin Lao shall revoke said voting proxies.
                            The Closing.
The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on such date as the Parties may mutually determine (the "Closing Date").
                      Actions at the Closing.
At the Closing, (i) the Shareholders will deliver to CDI the certificates for the MBG A Shares and the MBG B Shares, (ii) CDI will deliver to Shareholders the CDI Common Stock, the Voting
Preferred Stock and Warrants called for by the Letter Agreement and
(iii) the Shareholders of the MBG A Shares will deliver to Edwin Lao a voting trust agreement granting to Edwin Lao a voting proxy over their Voting Preferred Stock which shall remain in full force and effect until such time as Edwin Lao receives US $85,000. 17.Representations and Warranties of MBG and the Shareholders. MBG and its Shareholders represent and warrant to CDI that the statements contained in this Section3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
                             Section3).
(a)Organization, Qualification, and Corporate Power. MBG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. MBG is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. MBG has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
(b)Capitalization. The entire authorized issued and outstanding capital stock of MBG consists of 2,080,000 shares of Common A Shares and 1,938,000 shares of Common B Shares. All of the issued and outstanding MBG Shares have been duly authorized and are validly issued, fully paid, and nonassessable. Other than the 10:1 super voting rights that the MBG Common A Shares have, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require MBG to issue, sell, or otherwise cause to become outstanding any of its capital stock.
There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to MBG.
(c)Authorization of Transaction. MBG has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.
This Agreement constitutes the valid and legally binding obligation of MBG and the Shareholders, enforceable in accordance with its terms and conditions. The Shareholders have full power and authority to execute and complete the transaction contemplated by this Agreement and own the A Shares and B Shares free and clear without encombrance.
(d)Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which MBG or the Shareholders are subject or any provision of the charter or bylaws of MBG or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which MBG or the Shareholders is a party or by which they are bound or to which any of their assets are subject (or result in the imposition of any Security Interest upon any of its assets). Neither MBG nor the Shareholders is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.
(e)Undisclosed Liabilities. MBG has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the most recent fiscal quarter end (rather than in any notes thereto) and (ii) liabilities which have arisen after the most recent fiscal quarter end in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).
(f)Brokers' Fees. Neither MBG nor the Shareholders have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
(j)Non-resident of the United States or Accredited Investor Status.
All of the Shareholders are either non-residents of the United
States or an affiliate of CDI who is therefore an Accredited Investor.
(k)Liens and Litigation. MBG has no liens or encumbrances against MBG or MBG's shares nor does MBG know of any current or intended legal claims against MBG.
18.Representations and Warranties of CDI. CDI represents and warrants to MBG that the statements contained in this Section4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this
                 Agreement throughout this Section4).
(a)Organization. CDI is a corporation duly organized, validly existing, and in good standing under the laws of the State of
                            Washington.
(b)Capitalization. The entire authorized capital stock of CDI consists of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock of which 8,511,000 shares of common stock were duly issued and outstanding as of March 8, 2003. In anticipation of the Exchange, the Board of Directors of CDI has approved a resolution authorizing the issuance of 500,000 shares of CDI Voting Preferred Stock to the Shareholders of the MBG A Shares (on a pro-rata basis) in addition to the CDI Common Stock issuances which also form part of this Agreement.
(c)Authorization of Transaction. CDI has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.
This Agreement constitutes the valid and legally binding obligation of CDI, enforceable in accordance with its terms and conditions.
(d)Noncontravention. To the knowledge of any director or officer of CDI, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which CDI is subject or any provision of the charter or bylaws of CDI or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which CDI is a party or by which it is bound or to which any of its assets is subject except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the knowledge of any director or officer of CDI, and other than in connection with the provisions of Washington law, CDI does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.
(e)Brokers' Fees. CDI does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which
      MBG or the Shareholders could become liable or obligated.
(f)Liens and Litigation. CDI has no liens or encumbrances against it or its shares nor does CDI know of any current or intended legal claims against CDI.
19.Covenants.  The Parties agree as follows with respect to the period from and after the execution of this Agreement.
(a)General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section6 below).
(b)Notices and Consents. The parties will give any notices to third parties, and will use their best efforts to obtain any third party consents, that the other Party reasonably may request.
(c)Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required.
                 6.Conditions to Obligation to Close.
     Conditions to Obligation of CDI. The obligation of CDI to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (i)this Agreement shall have been approved and executed by each of the Shareholders;
          (ii)MBG and the Shareholders shall have procured all of the third party consents specified in Section5(b) above, if any;
          (iii)the representations and warranties set forth in Section3 above shall be true and correct in all material respects at and as of the Closing Date;
          (iv)MBG and the Shareholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;
          (v)No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the CDI to own the former assets, or operate the MBG businesses, or (D) affect adversely the right of CDI to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
          (vi)The Shareholders shall have delivered to CDI stock certificates representing all of the outstanding shares of
                               MBG; and
          (vii)all actions to be taken by MBG and the Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to CDI.
CDI may waive any condition specified in this Section6(a) if it executes a writing so stating at or prior to the Closing.
(b)Conditions to Obligation of MBG and the Shareholders. The obligation of MBG and the Shareholders to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (i)this Agreement and the Letter Agreement shall have been approved by the Board of Directors of CDI;
          (ii)the representations and warranties set forth in Section4 above shall be true and correct in all material respects at and as of the Closing Date;
          (iii)CDI shall have performed and complied with all of its covenants hereunder in all material respects through the
                              Closing;
(iv)all actions to be taken by CDI in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to MBG.
MBG or the Shareholders may waive any condition specified in this Section6(b) if it executes a writing so stating at or prior to the
                              Closing.
                           7.Miscellaneous.
          (a) .Survival. None of the representations, warranties, and covenants of the Parties (other than the provisions in Section2 above concerning issuance of CDI's Shares) will survive the Effective Date.
          (b)       (b)  Entire Agreement.  This Agreement
          (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.
(a)Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.
(b)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
(c)Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(d)Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Other than payments, any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the below listed address:
               If to CDI4509 Cabot Drive, Richmond, BC
                           Canada, V6C 1B4
                         E: Edwinlao@shaw.ca
                  If to MBGc/o Dr. Andrew Willoughby
               The Millennium Business Group USA, Inc.
             CDN Marketing Offices: 1150 West 55th Avenue
                     Vancouver, BC Canada V6P 1R1
                       E: ajmwilloughby@shaw.ca
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the above address given to the other party using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
(g)Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.
(h)Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Date with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the laws of the State of Washington. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence
(i)Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
          (j) (j) Expenses. MBG will bear the own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
          (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.
(l)Recitals.  All recitals shall be construed as part of this
                             Agreement.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.
CORPORATE DEVELOPMENT AND INNOVATION  INC.


 /s/Edwin Lao
By:    Edwin Lao

Its:      President


THE MILLENNIUM BUSINESS GROUP USA, INC.


 /s/Andrew Willoughby
By: Andrew Willoughby
Its: President

SHAREHOLDER



SHAREHOLDER IS: check appropriate line

                                    Non-resident of the United
States, or

                                    Accredited Investor